UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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SCHEDULE 14A

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Allergan, Inc.

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NEWS RELEASE

CONTACTS:

Actavis

Investors:

Lisa DeFrancesco

(862) 261-7152

Media:

Charlie Mayr	David Belian
(862) 261-8030	(862) 261-8141

Allergan

Investors:

Joann Bradley	David Nakasone
(714) 246-4766	(714) 246-6376

Media:

Bonnie Jacobs

(714) 246-5134

Joele Frank, Dan Katcher, and Scott Bisang

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449

Actavis to Acquire Allergan to Create Top 10 Global Growth Pharmaceutical Company with $23 Billion in Revenue

- Transaction Valued at $66 Billion or $219 per Share in Cash and Actavis Shares -

- Fastest Growing, Most Dynamic Pharmaceutical Company in Global Healthcare -

- Leading Blockbuster Franchises in Ophthalmology, Neurosciences/CNS, Medical

Aesthetics/Dermatology/Plastic Surgery, Women’s Health, Gastroenterology and Urology -

- Positioned for Long-Term Double-Digit Organic Revenue and Earnings Growth -

- Double-Digit Accretion to Non-GAAP EPS within First 12 Months -

- Expands International Presence with Greater Market and Product Reach -

- Projected Synergies of at Least $1.8 Billion while Maintaining R&D Commitment of Approximately $1.7 Billion -

- Free Cash Flow Generation of more than $8 Billion expected in 2016 -

- Investment Grade Rating Expected to be Maintained; Rapid Deleveraging to Below 3.5x Debt to Adjusted EBITDA within 12 Months -

- Closing Anticipated in Q2 2015 -

DUBLIN and IRVINE, Calif., Nov. 17, 2014 /PRNewswire/ -- Actavis plc (ACT) and Allergan, Inc. (AGN) today announced that they have entered into a definitive agreement under which Actavis will acquire Allergan for a combination of $129.22 in cash and 0.3683 Actavis shares for each share of Allergan common stock. Based on the closing price of Actavis shares on November 14, 2014, the transaction is valued at approximately $66 billion, or $219 per Allergan share. The combination will create one of the top 10 global pharmaceutical companies by sales revenue, with combined annual pro forma revenues of more than $23 billion anticipated in 2015. The transaction has been unanimously approved by the Boards of Directors of Actavis and Allergan, and is supported by the management teams of both companies. Actavis anticipates that the expected permanent financing structure, consisting of a combination of new equity and debt, will support an investment grade rating and provide long-term financing flexibility.

“This acquisition creates the fastest growing and most dynamic growth pharmaceutical company in global healthcare, making us one of the world’s top 10 pharmaceutical companies,” said Brent Saunders, CEO and President of Actavis. “We will establish an unrivaled foundation for long-term growth, anchored by leading, world-class blockbuster franchises and a premier late-stage pipeline that will accelerate our commitment to build an exceptional, sustainable portfolio. The combined company will have a strong balance sheet, growing product portfolios and broad commercial reach extending across 100 international markets. Our combined experienced management team is dedicated to driving strong organic growth while capturing synergies and maintaining a robust investment in strategically focused R&D.

“This is a financially compelling transaction. With pro forma revenues in excess of $23 billion anticipated in 2015, this combination doubles the revenue generated by our brands business and doubles the international revenue of the combined company. Management is committed to maximizing the potential for the combined company to drive industry-leading top and bottom line growth. With this combination, we plan to transform the growth profile of our pharmaceutical business and have the ability to generate organic revenue growth at a compound annual growth rate of at least 10 percent for the foreseeable future,” added Saunders. “The combination is expected to generate strong free cash flow of more than $8 billion in 2016 and substantial growth thereafter, which will enable the rapid repayment of debt. We expect that the combination will result in double-digit accretion to non-GAAP earnings within the first 12 months.”

“Today’s transaction provides Allergan stockholders with substantial and immediate value, as well as the opportunity to participate in the significant upside potential of the combined company,” said David E. I. Pyott, Chairman and CEO of Allergan. “We are combining with a partner that is ideally suited to realize the full potential inherent in our franchise. Together with Actavis, we are poised to extend the Allergan growth story as part of a larger organization with a broad and balanced portfolio, a meaningful commitment to research and development, a strong pipeline and an unwavering focus on exceeding the expectations of patients and the medical specialists who treat them. I am thankful for the hard work and dedication of our employees, and I’m confident they will make many valuable contributions to the combined company. Looking to the immediate future, all of us at Allergan are excited to roll up our sleeves and work closely with the Actavis team to ensure a smooth transition.”

“This combination will greatly enhance our U.S. and international commercial opportunities,” said Paul Bisaro, Executive Chairman of Actavis. “In the U.S., the combination makes us more relevant to an even broader group of physicians and customers. Overseas, it will enhance our commercial position, expand our portfolio and broaden our footprint in Canada, Europe and Southeast Asia and other high-value growth markets, including China, India, the Middle East and Latin America.”

The combined company will be led by Brent Saunders, CEO and President of Actavis, and Paul Bisaro will remain Executive Chairman of the Board. The integration of the two companies will be led by the senior management teams of both companies, with integration planning to begin immediately in order to transition rapidly to a single company. Additionally, two members of the Allergan Board of Directors will be invited to join the Actavis Board of Directors following the completion of the transaction.

Financially Compelling Transaction

The growth profile of the combined pharmaceutical business will be unparalleled in the industry with the ability for double-digit revenue and earnings growth while maintaining investments to grow and develop our product portfolios and pipeline. The addition of Allergan’s portfolio, including multiple blockbuster therapeutic franchises, doubles the revenues of Actavis’ North American Specialty Brands business. On a pro forma basis for full year 2015, the combined company will have three blockbuster franchises each with annual revenues in excess of $3 billion in Ophthalmology, Neurosciences/CNS and Medical Aesthetics/Dermatology/Plastic Surgery. The specialty product franchises in Gastroenterology, Cardiovascular, Women’s Health, Urology and Infectious Disease treatments will have combined revenues of approximately $4 billion.

Actavis projects that the transaction will generate at least $1.8 billion in annual synergies commencing in 2016, in addition to the $475 million of annual savings previously announced by Allergan in connection with Project Endurance. Actavis also plans to maintain annual R&D investment of approximately $1.7 billion, ensuring the appropriate resource allocation to continue driving exceptional organic growth.

Significantly Expanded Brand Pharmaceutical Portfolio Supported by a World-Class North American Sales and Marketing Organization

•	Allergan’s blockbuster franchises in Ophthalmology, Neurosciences, and Medical Aesthetics/Dermatology/Plastic Surgery will complement Actavis’ existing blockbuster CNS, Gastroenterology and Women’s Health franchises to create a leading portfolio across a broad range of therapeutic areas.
•	The companies’ combined U.S. sales force will have extraordinary marketing reach and increased relevance with more than a dozen medical specialists, including primary care physicians, ophthalmologists, optometrists, dermatologists, aesthetic physicians, plastic surgeons, neurologists, psychiatrists, infectious disease specialists, cardiologists, pulmonologists, gastroenterologists, OB-GYNs and urologists.

Expanded Commercial Opportunities Across Global Markets

•	The combination of Actavis and Allergan will greatly enhance international commercial opportunities by positioning the combined company to extend its blockbuster franchise strategy on a global scale.
•	The company will have approximately $5 billion in pro forma 2015 international revenue.
•	Together Actavis and Allergan will have a commercial presence across 100 markets, including an enhanced presence across Canada, Europe, Southeast Asia and Latin America and a strong footprint in China and India.
•	The combined company will benefit from Allergan’s global brand equity, industry-leading consumer marketing capabilities and strong consumer awareness of key Allergan products, including BOTOX®.
•	The combined company will have the unique opportunity to drive growth in international markets through its enhanced portfolio of brands, generics, branded-generic and over-the-counter products.

Expanded Pharmaceutical R&D Pipeline

•	The combined company will provide a strong commitment to R&D, with an exceptional level of annual investment of approximately $1.7 billion, focused on the strategic development of innovative and durable value-enhancing products within brands, generics, biologics and OTC portfolios.
•	The combination is expected to add approximately 15 projects in near- and mid-term development to Actavis’ robust development portfolio.

Additional Details

Actavis anticipates that the permanent financing structure, expected to include a combination of equity and debt, will support an investment grade rating and provide long-term financing flexibility. Actavis expects to finance the cash portion of the consideration with a combination of new senior unsecured notes, term loans and equity securities. The company has committed bridge facilities from JP Morgan Chase Bank, N.A., Mizuho Bank and Wells Fargo and commitments to replace its existing facilities to the extent they are not amended to permit the acquisition and the related financing. The transaction is not subject to a financing condition.

The transaction is subject to the approval of the shareholders of both companies, as well as customary antitrust clearance in the U.S., the EU and certain other jurisdictions, and is anticipated to close in the second quarter of 2015. J.P. Morgan is serving as exclusive financial advisor to Actavis and Cleary Gottlieb Steen & Hamilton LLP is serving as Actavis’ lead legal advisor. Goldman, Sachs & Co. and BofA Merrill Lynch are serving as financial advisors to Allergan. Latham & Watkins, Richards, Layton & Finger, P.A. and Wachtell, Lipton, Rosen & Katz are serving as legal counsel to Allergan.

Conference Call

A conference call will be hosted today to discuss the transaction at 10:30 AM EST. The number to call from within the U.S. is (877) 251-7980, conference ID 35380529. From international locations, the conference call can be accessed at (706) 643-1573 using the same conference ID. To access the slides go to Actavis’ Investor Relations Web site at ir.actavis.com, or directly at https://www.webcaster4.com/Webcast/Page/618/6547. A replay of the conference call will also be available by calling (855) 859-2056 in the U.S. or (404) 537-3406 outside of the U.S., conference ID 35380529.

About Actavis

Actavis plc (ACT) is a global, integrated specialty pharmaceutical company focused on developing, manufacturing and distributing generic, brand and biosimilar products. Actavis has global headquarters in Dublin, Ireland and U.S. administrative headquarters in Parsippany, New Jersey, USA.

Actavis develops and manufactures generic, brand, branded generic, legacy brands and Over-the-Counter (OTC) pharmaceutical products and has commercial operations in approximately 60 countries. The Company’s North American branded pharmaceuticals business is focused principally in the Women’s Health, Urology, Gastroenterology and Dermatology therapeutic categories with a strong pipeline of products in various stages of development. Actavis also has a portfolio of five biosimilar products in development in Women’s Health and Oncology. Actavis Global Operations has more than 30 manufacturing and distribution facilities around the world, and includes Anda, Inc., a U.S. pharmaceutical product distributor.

For press release and other company information, visit Actavis’ Web site at http://www.Actavis.com.

About Allergan

Allergan is a multi-specialty health care company established more than 60 years ago with a commitment to uncover the best of science and develop and deliver innovative and meaningful treatments to help people reach their life’s potential. Today, we have approximately 11,500 highly dedicated and talented employees, global marketing and sales capabilities with a presence in more than 100 countries, a rich and ever-evolving portfolio of pharmaceuticals, biologics, medical devices and over-the-counter consumer products, and state-of-the-art resources in R&D, manufacturing and safety surveillance that help millions of patients see more clearly, move more freely and express themselves more fully. From our beginnings as an eye care company to our focus today on several medical specialties, including eye care, neurosciences, medical aesthetics, medical dermatology, breast aesthetics, and urologics, Allergan is proud to celebrate more than 60 years of medical advances and proud to support the patients and customers who rely on our products and the employees and communities in which we live and work. For more information regarding Allergan, go to: www.allergan.com

Actavis Cautionary Statement Regarding Forward-Looking Statements

Statements contained in this communication that refer to Actavis’ estimated or anticipated future results, including estimated synergies, or other non-historical facts are forward-looking statements that reflect

Actavis’ current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the Allergan acquisition, including future financial and operating results, Actavis’ or Allergan’s plans, objectives, expectations and intentions and the expected timing of completion of the transaction. It is important to note that Actavis’ goals and expectations are not predictions of actual performance. Actual results may differ materially from Actavis’ current expectations depending upon a number of factors affecting Actavis’ business, Allergan’s business and risks associated with acquisition transactions. These factors include, among others, the inherent uncertainty associated with financial projections; restructuring in connection with, and successful closing of, the Allergan acquisition; subsequent integration of the Allergan acquisition and the ability to recognize the anticipated synergies and benefits of the Allergan acquisition; the ability to obtain required regulatory approvals for the transaction (including the approval of antitrust authorities necessary to complete the acquisition), the timing of obtaining such approvals and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction; the ability to obtain the requisite Allergan and Actavis shareholder approvals; the risk that a condition to closing of the Allergan acquisition may not be satisfied on a timely basis or at all; the failure of the proposed transaction to close for any other reason; risks relating to the value of the Actavis shares to be issued in the transaction; the anticipated size of the markets and continued demand for Actavis’ and Allergan’s products; the impact of competitive products and pricing; access to available financing (including financing for the acquisition or refinancing of debt) on a timely basis and on reasonable terms; the risks of fluctuations in foreign currency exchange rates; the risks and uncertainties normally incident to the pharmaceutical industry, including product liability claims and the availability of product liability insurance on reasonable terms; the difficulty of predicting the timing or outcome of pending or future litigation or government investigations; periodic dependence on a small number of products for a material source of net revenue or income; variability of trade buying patterns; changes in generally accepted accounting principles; risks that the carrying values of assets may be negatively impacted by future events and circumstances; the timing and success of product launches; the difficulty of predicting the timing or outcome of product development efforts and regulatory agency approvals or actions, if any; market acceptance of and continued demand for Actavis’ and Allergan’s products; costs and efforts to defend or enforce intellectual property rights; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with governmental regulations applicable to Actavis’ and Allergan’s facilities, products and/or businesses; changes in the laws and regulations affecting, among other things, pricing and reimbursement of pharmaceutical products; changes in tax laws or interpretations that could increase Actavis’ consolidated tax liabilities; the loss of key senior management or scientific staff; and such other risks and uncertainties detailed in Actavis’ periodic public filings with the Securities and

Exchange Commission, including but not limited to Actavis’ Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2014, Current Report on Form 8-K filed on May 20, 2014, in Warner Chilcott Limited’s Registration Statement on Form S-4 effective as of October 16, 2014, and from time to time in Actavis’ other investor communications. Except as expressly required by law, Actavis disclaims any intent or obligation to update or revise these forward-looking statements.

Important Information for Investors and Shareholders

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed merger between Actavis and Allergan, Actavis will file with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4 that will include a joint proxy statement of Actavis and Allergan that also constitutes a prospectus of Actavis. The definitive joint proxy statement/prospectus will be delivered to shareholders of Actavis and Allergan. INVESTORS AND SECURITY HOLDERS OF ACTAVIS AND ALLERGAN ARE URGED TO READ THE DEFINITIVE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT WILL BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the registration statement and the definitive joint proxy statement/prospectus (when available) and other documents filed with the SEC by Actavis and Allergan through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Actavis will be available free of charge on Actavis’ internet website at www.Actavis.com or by contacting Actavis’ Investor Relations Department at (862) 261-7488. Copies of the documents filed with the SEC by Allergan will be available free of charge on Allergan’s internet website at www.Allergan.com or by contacting Allergan’s Investor Relations Department at (714) 246-4766.

Participants in the Merger Solicitation

Actavis, Allergan, their respective directors and certain of their executive officers and employees may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of the Actavis and Allergan shareholders in connection with the proposed merger will be set forth in the joint proxy statement/prospectus when it is filed with the SEC. Information about the directors and executive officers of Allergan is set forth in its proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on March 26, 2014 and certain of its Current Reports on Form 8-K. Information about the directors and executive officers of Actavis is set forth in Actavis, Inc.’s proxy statement for its 2014 annual meeting of stockholders, which was filed with the SEC on March 28, 2014 and certain of Actavis Inc.’s and Actavis’ Current Reports on Form 8-K. Additional information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the joint proxy statement/prospectus filed with the above-referenced registration statement on Form S-4 and other relevant materials to be filed with the SEC when they become available.